Exhibit 99.1
NEWS from
808 Travis, Suite 1320
Houston, Texas 77002
(713) 780-9494
fax (713) 780-9254

Contact:	Traded: NYSE (GDP)

Robert C. Turnham, Jr., President D. Hughes Watler, Jr., Chief Financial Officer	IMMEDIATE RELEASE
Goodrich Petroleum Announces Close of Option
HOUSTON, January 23 /PRNewswire-FirstCall/ — Goodrich Petroleum Corporation (NYSE: GDP) announced today that the initial purchasers of its recent private offering, eligible for trading under Rule 144A, of 5.375% Series B Cumulative Convertible Preferred Stock exercised in full and closed their option to purchase an additional 600,000 shares, or $30 million, of the Series B Preferred Stock. Goodrich intends to use net proceeds to fund the continued acceleration of its drilling program.
The Series B Preferred Stock has not been registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state
This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include estimates and give our current expectations or forecasts of future events. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.
Goodrich Petroleum is an independent exploration and production company listed on the New York Stock Exchange that drills for, acquires, develops and produces natural gas and crude oil primarily in the Cotton Valley Trend in East Texas and North Louisiana and the transition zone of South Louisiana.